UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WHOLE FOODS MARKET, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[Explanatory note: All share and per share information presented in this preliminary proxy statement will be re-stated in the definitive proxy statement to give effect to a two for one stock split of the Company’s common stock, which will occur on December 27, 2005 but not trade on a post split basis until December 28, 2005]

550 Bowie Street

Austin, Texas 78703

January [    ], 2006

Dear Fellow Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Whole Foods Market, Inc. to be held at the Austin Hilton Hotel, 500 East 4th Street, Austin, Texas, on Monday, March 6, 2006 at 9 a.m., Central Standard Time. The information regarding matters to be voted upon at the Annual Meeting is set out in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold or whether you plan to attend the meeting in person. I urge you to vote your shares as soon as possible. The proxy card contains instructions on how to cast your vote.

Our culture and operating philosophy continue to drive our success and benefit our stakeholders. While 2005 was another great year for our Company, we believe the best is still to come. I want to thank all of our Team Members for their continued hard work and dedication, and all of our customers and shareholders for their continued support. We look forward to reviewing the events of the last fiscal year at the Annual Meeting.

Sincerely,

/s/ JOHN P. MACKEY

JOHN P. MACKEY

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, March 6, 2006

Time:	9 a.m., Central Standard Time

Place:	Austin Hilton Hotel, 500 East 4th Street, Austin, Texas

Proposals:

•       To elect eight directors to the Board of Directors of Whole Foods Market, Inc. to serve one-year terms expiring at the later of the annual meeting of shareholders in 2007 or upon his or her successor being elected and qualified.

• To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 24, 2006.

• To consider a Company proposal to amend and restate the Company’s Articles of Incorporation, reducing the affirmative shareholder vote required to take certain actions.

• To consider a shareholder proposal regarding the Company’s energy use.

• To consider a shareholder proposal regarding consumer and environmental exposure to endocrine disrupting chemicals.

• To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date:	January 9, 2006

By Order of the Board of Directors GLENDA CHAMBERLAIN Executive Vice President Chief Financial Officer and Secretary

January [    ], 2006

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the paper proxy card to vote, beneficial owners of shares held in “street name” by a stockbroker may vote by telephone or via the Internet.

550 Bowie Street

Austin, Texas 78703

PROXY STATEMENT

Annual Meeting of Shareholders of the Company to be held on March 6, 2006

Some Questions You May Have Regarding this Proxy Statement

Q:	Why am I receiving these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Whole Foods Market, Inc., a Texas corporation. We are providing these proxy materials to you in connection with our Annual Meeting of Shareholders, to be held at the Austin Hilton Hotel, 500 East 4th Street, Austin, Texas, on Monday, March 6, 2006 at 9 a.m., Central Standard Time. As a Company shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on January 9, 2006, the record date. On the record date, Whole Foods Market, Inc. had [ ] shares of common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of common stock held by you on all matters presented at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	There are three company proposals to be considered and voted on at the meeting, which are:

•	To elect eight directors to the Board of Directors of Whole Foods Market, Inc. to serve one-year terms expiring at the later of the annual meeting of shareholders in 2007 or upon his or her successor being elected and qualified.

•	To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the fiscal year ending September 24, 2006.

•	To consider a Company proposal to amend and restate the Articles of Incorporation, reducing the affirmative shareholder vote required to take certain actions.

In addition, there are two proposals from shareholders:

•	To consider a shareholder proposal regarding the Company’s energy use.

•	To consider a shareholder proposal regarding consumer and environmental exposure to endocrine disrupting chemicals.

We will also consider other business that properly comes before the meeting in accordance with Texas law and our Bylaws.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in the proxy statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors

•	“FOR” ratification of Ernst & Young LLP as our independent auditor

•	“FOR” adoption of the proposal to amend and restate our Articles of Incorporation

•	“AGAINST” the shareholder proposal regarding the Company’s energy use

•	“AGAINST” the shareholder proposal regarding a specific course of conduct for the Company in dealing with consumer and environmental exposure to endocrine disrupting chemicals

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxyholders, John P. Mackey and Glenda Chamberlain, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Texas law and our Bylaws.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, Securities Transfer Corporation, you are considered a shareholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you by Automatic Data Processing, Inc. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting. To vote at the meeting, please bring the enclosed proxy card or vote using the ballot provided at the meeting.

If like most shareholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you together with a voting instruction card. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the proxy card to vote, beneficial owners of shares held in street name may vote by telephone or via the Internet until 12:00 p.m., Eastern Standard Time, on March 3, 2006. To vote at the meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting in order to vote.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for the Company shareholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What if I don’t vote or abstain? How are broker non-votes counted?

A.	Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

John P. Mackey and Glenda Chamberlain are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors. For beneficial shareholders, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum present.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the election of Directors), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Q:	Who will count the votes?

A:	Our transfer agent, Securities Transfer Corporation, and judges of voting will be responsible for determining whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2006.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2005 Form 10-K, please contact: Whole Foods Market, Inc. 550 Bowie Street, Austin, TX 78703, Attention: Investor Relations Dept., Telephone: (512) 542-0204.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Shareholders may send communications in care of the Director of Internal Audit, Whole Foods Market, Inc. 550 Bowie Street, Austin, TX 78703, or via email to: shareholder.communications@wholefoods.com. Please indicate whether your message is for the Board of Directors as a whole, a particular group or committee of directors or an individual director. The Board of Directors has implemented procedures for processing shareholder communications and a description of these procedures can be found at www.wholefoodsmarket.com/investor/corpgovernance.html.

PROPOSAL 1 – ELECTION OF DIRECTORS

Size of Board of Directors

Our Board of Directors currently consists of eight members.

Current Nominees

Each of the members of the Board of Directors’ current term are up for reelection and each has been nominated for election at the annual meeting to hold office until the later of the next annual meeting or the election of their respective successors. The director nominees are David W. Dupree, Dr. John B. Elstrott, Gabrielle E. Greene, Hass Hassan, John P. Mackey, Linda A. Mason, Morris J. Siegel and Dr. Ralph Z. Sorenson. The Board of Directors has determined that all of the director nominees other than Mr. Hassan and Mr. Mackey are “independent directors” as defined in Rule 4200 of the NASDAQ Marketplace Rules. The information provided below is biographical information about each of the nominees. Age and other information in each nominee’s biography are as of December 15, 2005.

David W. Dupree, 52, has served as director of the Company since August 1996. Since 1999, Mr. Dupree has been a Managing Director of The Halifax Group, a limited partnership founded to pursue small and mid-cap investment opportunities. Mr. Dupree also serves on the board of Insight Health Services Corp.

Dr. John B. Elstrott, 57, has served as a director of the Company since February 1995. Dr. Elstrott is a Clinical Professor of Entrepreneurship and the founding director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University’s Freeman School of Business, which was started in 1991. He has been on the faculty at Tulane since 1982. Mr. Elstrott also serves on the board of Spectrum Organic Products, Inc.

Gabrielle E. Greene, 45, has served as director of the Company since September 2003. Since January 2002, Ms. Greene has served as Chief Financial Officer of the Villanueva Companies, a private holding company with diverse investment interests. From August 2000 until January 2002, Ms. Greene served as CFO of Crown Services, a construction services company.

Hass Hassan, 58, has served as director of the Company since June 2005. Mr. Hassan is a General Partner of Greenmont Capital, an investment firm. Mr. Hassan founded Fresh & Wild, Ltd., an organic food retailer in the United Kingdom. Mr. Hassan served as President and Executive Chairman of Fresh & Wild from 1999 until 2004 when the company was acquired by Whole Foods Market.

John P. Mackey, 52, co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer since 1980. Mr. Mackey also served as President from June 2001 to October 2004.

Linda A. Mason, 51, has served as a director of the Company since March 2002. Ms. Mason is co-founder and Chairman of the Board of Bright Horizons Family Solutions, the world’s leading provider of employer sponsored child care, early education and work/life solutions. Ms. Mason served as President of Bright Horizons from 1986 until becoming Chairman in July 1998. Ms. Mason previously served as a director of the Company from July 1992 until January 2000 when she resigned due to other business commitments.

Morris J. Siegel, 56, has served as director of the Company since September 2003. Mr. Siegel is currently self-employed, operating Capitol Peaks, an investment firm. Mr. Siegel was the co-founder of Celestial Seasonings, Inc. serving as Chairman and CEO from 1970 until 2002. Celestial Seasonings merged with The Hain Food Group forming The Hain Celestial Group of which Mr. Siegel served as Vice Chairman from 2000 until retiring in 2002. Mr. Siegel also serves on the board of CNS Pharmaceutical Company.

Dr. Ralph Z. Sorenson, 72, has served as a director of the Company since December 1994. Dr. Sorenson is Managing Partner of the Sorenson Limited Partnership, a venture investment partnership. Dr. Sorenson is President Emeritus of Babson College and Professor Emeritus and former Dean of the University of Colorado College of Business Administration. Dr. Sorenson also serves as a director of Eaton Vance Corp.

The Nominating and Governance Committee, consisting solely of “independent directors” as defined in Rule 4200 of the NASDAQ Marketplace Rules, recommended the eight directors set forth in Proposal 1 for nomination by our full Board of Directors. Based on this recommendation, our Board of Directors nominated such directors for election at the Annual Meeting. All nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. The Board of Directors may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

Current Directors

Assuming election of all nominees above, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting including their ages, and current committee assignments.

Name	Age	Committees
David W. Dupree***	52	Audit, Nominating and Governance (Chair)
Dr. John B. Elstrott**	57	Audit, Compensation, Nominating and Governance
Gabrielle E. Greene	45	Audit (Chair), Compensation
Hass Hassan	58	Compensation
John P. Mackey*	52	None
Linda A. Mason	51	Nominating and Governance
Morris J. Siegel	56	Audit, Compensation
Dr. Ralph Z. Sorenson	72	Nominating and Governance, Compensation (Chair)

*	Chair
**	Lead Director
***	Mergers and Acquisitions Director

On March 31, 2003, the Board of Directors imposed a 12-year term limit on directors effective as of that year’s annual shareholder meeting. The limit for each then-existing director began as of the shareholder meeting date regardless of the date each such director was first elected to the Board of Directors. A director who serves 12 years may sit out two years and is then eligible to serve another 12 years.

Committees and Meetings

The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table.

•	Audit Committee. The duties of the Audit Committee are set forth in its charter which is attached to this proxy statement as Appendix A. Please also see the Audit Committee Report found under “Proposal 2” in this Proxy Statement.

•	Compensation Committee. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for the Company’s executive officers. The Compensation Committee also administers the Company’s stock option plans and Team Member stock purchase plan.

•

Nominating and Governance Committee. The Nominating and Governance Committee’s purpose is to periodically report to the Board of Directors regarding corporate governance matters, including making recommendations of qualified nominees for election to the Board of Directors. The Nominating and Governance Committee identifies director candidates through recommendations made by members of the Board of Directors, management, shareholders and others, including the possibility of a search firm. At a minimum, a Board of Director nominee should have significant management or leadership experience which is relevant to the Company’s business, as well as personal and professional integrity. Recommendations are developed based on the nominee’s own knowledge and experience in a variety of fields, and research conducted by the Company’s staff at the Nomination and Governance Committee’s direction. Any shareholder recommendation should be directed to the Secretary of the Company and should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board of Director membership, information regarding any relationships between the candidate and the Company within the last three years and a written indication by the recommended candidate of her/his willingness to serve. Shareholder recommendations must also comply with the notice provisions contained in the Company’s Bylaws in order to be considered (current copies of the Company’s Bylaws are available at no charge from the Secretary of the Company and may also be found in the Company’s public filings with the SEC). In determining whether to nominate a candidate, whether from an internally generated or shareholder recommendation, the Nominating and Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating and Governance Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination. The duties of the Nominating and Governance Committee are set forth in its charter which is attached to this proxy statement as Appendix B.

During fiscal year 2005, the Board of Directors and the various committees held the following number of meetings: Board of Directors, 5; Audit Committee, 11; Compensation Committee, 4; and Nominating and Governance Committee, 2. No director attended fewer than 75% of the meetings of the Board of Directors (and any committees thereof), which they were required to attend. It is a policy of the Board of Directors to encourage directors to attend each annual meeting of shareholders. Such attendance allows for direct interaction between shareholders and members of the Board of Directors. All of the then current members of the Board of Directors attended the Company’s 2005 annual meeting of shareholders.

Other than Mr. Hassan, each of the members of the Audit, Compensation and Nominating and Governance Committees are “independent directors” as defined in Rule 4200 of the NASDAQ Marketplace Rules. Mr. Hassan previously served as a Company consultant based on his experiences founding and serving as President of Fresh & Wild, Ltd., an organic food retailer which the Company acquired in 2004. Because of his recent industry experience, the Board of Directors determined that Mr. Hassan’s membership on the Compensation Committee is required to serve the best interests of the Company and its shareholders. The Board of Directors has further determined that all Audit Committee members are “Audit Committee financial experts” under the regulations promulgated by the SEC.

Director Compensation

For 2005, each of our non-employee directors received $4,791 for each Board of Directors’ meeting attended and $2,258 for attendance via telephone. For each telephone Board of Directors meeting which was between one to two hours in length and in which a majority of directors participated, a $868 fee was paid. For each telephone Board of Directors meeting greater than two hours and in which a majority of directors participated, a $1,158 fee was paid. Each Board of Directors Committee Chair receives a quarterly retainer. The retainer for the Audit Committee Chair is $2,760 and the retainer for both the Compensation and Nominating & Governance Committee Chairs is $1,447. Each committee member received $868 for each Board of Directors Committee meeting attended in conjunction with a Board of Directors meeting, and $3,473 for each Board of Directors Committee meeting attended in person apart from a Board of Directors meeting. The Lead Director and the Mergers and Acquisitions Director, both of whom are selected annually by the Board of Directors, were paid quarterly retainers of $7,370 and $1,447 respectively. All directors were paid a quarterly retainer of $2,625.

In addition, directors are reimbursed for reasonable expenses incurred in attending Board of Directors’ meetings. None of the non-employee directors received any compensation from the Company other than as described above. Mr. Mackey, who is the only director who is also an employee of the Company, is not a member of any Board committees and does not receive any additional compensation for serving on the Board of Directors.

Option Plan for Outside Directors

Each newly elected director receives as of the date of his or her initial election or appointment to the Board of Directors an option to purchase shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant. In 2005, the Company added one new director, Mr. Hassan, who received an option grant of 10,000 shares. If incumbent directors have attended at least two-thirds of the meetings of our Board of Directors held in the preceding year, they each receive an annual grant at an exercise price equal to the closing price of our common stock on the date of grant; in 2005 this option grant was 3,000 shares per director, granted on May 6, 2005. In addition to the above, in 2005 each director received a supplemental grant of 3,000 shares on September 15, 2005.

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Vote Required

Election of each Director requires the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the meeting. This means each nominee will be elected if he or she receives more affirmative votes than votes withheld for such director.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD SET FORTH IN THIS PROPOSAL 1.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITOR

General Information

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending September 24, 2006. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the selection of Ernst & Young LLP, the selection of such firm as independent public accountants for the Company will be reconsidered by the Audit Committee.

Independent Auditor

Ernst & Young LLP served as our independent auditor for the audit of our financial statements for fiscal year 2005 and has been engaged for fiscal year 2006. The Company initially engaged Ernst & Young LLP as its independent auditor in 2001. Representatives of Ernst & Young LLP are expected to attend the 2006 Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire and will be available to answer questions.

The report of Ernst & Young LLP on our audited consolidated financial statements at September 25, 2005 and September 26, 2004 and for the fiscal years then ended, contained no adverse opinion or disclaimer of opinion and is not qualified or modified as to uncertainty, audit scope or accounting principles.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended September 25, 2005 and September 26, 2004, and fees for other services rendered by Ernst & Young LLP during those periods (in thousands):

	2005		2004
Audit fees	$	[___]	$351
Audit-related fees		[___]	51
Tax fees		[___]	15
All other fees		[___]	55

Total	$	[___]	$472

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements, the quarterly reviews of financial statements included in the Company’s Forms 10-Q and consents included in other SEC filings.

Audit-Related Fees

Audit-related services include fees for benefit plan audits and consultation on accounting standards or transactions.

Tax Fees

Tax services include fees for tax compliance, tax advice, tax planning and tax preparation of Forms 5500 and expatriate returns.

All Other Fees

All other services include fees for internal control documentation assistance pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act and certification of price paid for green coffee at our coffee roasting facility.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal years 2005 and 2004 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Among its other duties, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

Audit Committee Report

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 25, 2005.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No.1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 25, 2005.

Gabrielle E. Greene (Chair)

David W. Dupree

Dr. John B. Elstrott

Morris J. Siegel

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR.

EXECUTIVE COMPENSATION

Compensation Table

The following table includes information concerning compensation for the three-year period ended September 25, 2005 in reference to the six members of the Executive Team, which includes required disclosure related to our CEO and the four most highly compensated executive officers of the Company.

Name and Principal Position	Year	Salary (1)	Bonus (1)	Other Compensation (2)	Stock Options Granted
John P. Mackey Chairman of the Board and Chief Executive Officer	2005 2004 2003	$356,000 342,000 326,000	$126,000 118,000 114,000	$460,000 — —	17,000 13,750 8,000

Glenda (Flanagan) Chamberlain Executive Vice President and Chief Financial Officer	2005 2004 2003	299,000 277,000 264,000	170,000 128,000 94,000	— — —	17,000 11,500 8,000

A. C. Gallo Co-President and Chief Operating Officer	2005 2004 2003	314,000 296,000 282,000	176,000 88,000 104,000	— — —	17,000 13,000 8,000

Walter Robb Co-President and Chief Operating Officer	2005 2004 2003	314,000 296,000 282,000	155,000 163,000 85,000	— — —	17,000 13,650 8,000

James P. Sud Executive Vice President of Growth And Business Development	2005 2004 2003	299,000 277,000 264,000	147,000 128,000 94,000	— — —	17,000 11,500 8,000

Lee Valkenaar Executive Vice President of Global Support	2005 2004 2003	299,000 268,000 255,000	128,000 97,000 106,000	— — —	17,000 19,250 6,000

(1)	Salary amounts shown above reflect the annual rate of pay for the officer and the calendar year shown; salary amounts actually received by named officers may be less than amounts shown due to officers electing to take time-off without pay. Bonus amounts shown above reflect the sum of the bonus earned for the fiscal year shown less any amounts which would cause cash compensation to exceed the salary cap. Additionally, certain bonuses shown include amounts earned and deferred in a prior year due to salary cap limitations; however, the Company has changed its policy regarding such deferrals and they will not be permitted in the future. Total salary and bonus amounts actually paid during 2005, 2004 and 2003, respectively, were approximately as follows: Mr. Mackey, $436,000, $368,000 and $409,000; Ms. Chamberlain, $381,000, $366,000 and $406,000; Mr. Gallo, $436,000 $384,000 and $386,000; Mr. Robb, $436,000, $426,000 and $409,000; Mr. Sud, $436,000, $380,000 and $357,000; and Mr. Valkenaar $402,000, $426,000 and $357,000.
(2)	Amount shown reflects a Board approved cash payment related to a prior stock option grant which expired unexercised due to a Company error.

Salary Cap Policy

We have a policy that limits the cash compensation paid to any Team Member in each calendar year, as follows:

A compensation cap is calculated each year by reference to a particular multiple of the average cash compensation of all full-time Team Members employed during such year. For its fiscal year 2005, the Company continues to use 14 times the above described average.

Employee benefits, stock options and any other form of non-cash compensation, such as 401k match, are not counted in determining and applying the salary cap.

Payouts under our EVA Incentive Compensation Plan (the “EVA Plan”) fall within the scope of the Company’s salary cap policy. Per our EVA Plan, amounts are contributed annually to a “pool” for each Team Member based on EVA results. A portion of the annual EVA pool contribution may remain in the pool and a portion is paid out annually. Annual payouts are calculated as 100% of the pool up to certain job specific dollar amounts plus a portion of the excess. If the EVA bonus to be paid out will cause the Team Member’s cash compensation to exceed the annual salary cap, the amount above the cap is forfeited. However, the full amount which would otherwise be paid out (including amounts not actually paid to the Team Member) is still subtracted from the pool balance.

The accumulated balance in any Team Member’s pool account is limited to the amount of the salary cap.

Team Members may take time off without pay in order to reduce their salary earned and increase the amount of bonus that can be paid within the cap.

The salary cap does not apply in the Team Member’s year of termination or retirement.

The following is the salary cap calculation for the Company’s past 7 fiscal years:

Year	Average Hourly Wage	Annual Wage	Average Multiple	Salary Cap

1999	$12.36	$25,709	10	$257,000
2000	$12.84	$26,707	14	$373,900
2001	$13.46	$27,997	14	$391,900
2002	$13.69	$28,479	14	$398,700
2003	$14.07	$29,266	14	$409,700
2004	$14.66	$30,493	14	$426,900
2005	$15.30	$31,824	14	$436,800

Retention Agreements

Since November 1991, the Company has entered into Retention Agreements with certain executive officers of the Company or its subsidiaries which provide for certain benefits upon an involuntary termination of employment other than for cause after a “Triggering Event.” A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company’s assets. The benefits to be received by the executive officer whose employment is terminated after a Triggering Event occurs include receipt of his or her annual salary through the one-year period following the date of the termination of employment and the immediate vesting of any outstanding stock options granted to such executive officer.

Stock Options

We originally adopted the 1992 Incentive Stock Option Plan for Team Members in 1992 and it has been approved by our shareholders on several occasions, most recently at our March 2005 annual meeting. As of September 25, 2005, options to purchase an aggregate of 24,951,089 shares of common stock (net of options canceled) had been granted pursuant to the plan, and options to purchase 13,848,856 shares had been exercised. Options to purchase 11,102,233 shares remained outstanding under the plan as of such date, and options to purchase approximately 3,848,911 shares of common stock remained available under the plan for future grant.

We have a company philosophy of “shared fate” which recognizes there is a community of interest among all of our stakeholders. We believe our plan, under which all of our 33,000+ full-time and part-time Team Members are eligible for option grants, creates an ownership consciousness among our Team Members that aligns the interests of our Team Members with those of our shareholders. Through our broad-based plan, our Team Members share in the risks and the rewards of our business. Approximately 93% of the options granted under the plan have been granted to Team Members who are not executive officers.

The following table sets forth certain information with respect to the options granted during or for the fiscal year ended September 25, 2005 to each of our executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation.”

	Number of Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price in Dollars per Share (2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Expiration Appreciation for Option Term
Name (1)					Date	5%	10%
John P. Mackey	5,000 6,000 6,000	(3 (3 (3	) ) )	$86.85 108.34 133.61	11/04/2011 05/06/2012 09/15/2012	$176,783 264,632 326,356	$411,980 616,704 760,549

Glenda (Flanagan) Chamberlain	5,000 6,000 6,000	(3 (3 (3	) ) )	$86.85 108.34 133.61	11/04/2011 05/06/2012 09/15/2012	$176,783 264,632 326,356	$411,980 616,704 760,549

A.C. Gallo	5,000 6,000 6,000	(3 (3 (3	) ) )	$86.85 108.34 133.61	11/04/2011 05/06/2012 09/15/2012	$176,783 264,632 326,356	$411,980 616,704 760,549

Walter Robb	5,000 6,000 6,000	(3 (3 (3	) ) )	$86.85 108.34 133.61	11/04/2011 05/06/2012 09/15/2012	$176,783 264,632 326,356	$411,980 616,704 760,549

James P. Sud	5,000 6,000 6,000	(3 (3 (3	) ) )	$86.85 108.34 133.61	11/04/2011 05/06/2012 09/15/2012	$176,783 264,632 326,356	$411,980 616,704 760,549

Lee Valkenaar	5,000 6,000 6,000	(3 (3 (3	) ) )	$86.85 108.34 133.61	11/04/2011 05/06/2012 09/15/2012	$176,783 264,632 326,356	$411,980 616,704 760,549

(1)	The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect our estimates or projections of future prices of the shares of our common stock. There can be no assurance that the amounts reflected in this table will be achieved.
(2)	Closing price of common stock at date of grant.
(3)	Less than 1%.

The following table includes certain information with respect to the options exercised or held by the executive officers named above during the year ended September 25, 2005. The number of options held at September 25, 2005 includes options granted under the 1992 Option Plan for Team Members.

Name	Shares Acquired on Exercise (1)	Value Realized (2)	Number of Securities Underlying Unexercised Options at September 25, 2005		Value of Unexercised In-the-Money Options (3) at September 25, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
John P. Mackey	26,000	$1,804,571	43,250	33,500	$4,416,650	$1,316,040
Glenda (Flanagan) Chamberlain	16,000	1,195,157	33,250	31,250	3,287,325	1,210,785
A.C. Gallo	13,438	1,241,965	31,564	32,750	3,045,367	1,280,955
Walter Robb	20,706	1,772,640	39,344	33,400	3,877,371	1,311,362
James P. Sud	8,000	505,988	33,250	31,250	3,287,325	1,210,785
Lee Valkenaar	18,372	1,581,367	48,388	35,750	4,730,735	1,319,880

(1)	Of shares exercised, the following amounts were due to options expiring during the fiscal year: Mr. Mackey, 9,084 shares; Ms. Chamberlain, 16,000 shares; Mr. Robb, 7,700 shares; Mr. Sud, 8,000 shares; and Mr. Valkenaar, 7,900 shares.
(2)	Based upon the market price received for the underlying shares of common stock of Whole Foods Market received upon exercise and the option exercise price.
(3)	Based upon the closing price of the common stock of Whole Foods Market on September 25, 2005 ($128.87 per share) and the exercise price of the options.

Equity Compensation Plan Information

The following table summarizes information (in thousands) about our Company’s equity compensation plans by type as of September 25, 2005.

Plan Category	Options Outstanding	Weighted Average Exercise Price	Options Available for Future Issuance
Approved by security holders	11,273	$89.15	3,849
Not approved by security holders	—	—	—
Total	11,273	$89.15	3,849

Certain Relationships and Related Transactions

John P. Mackey and Glenda Chamberlain, executive officers of the Company, own approximately 51% and 2%, respectively, of the capital stock BookPeople, Inc., a retailer of books and periodicals that is unaffiliated with the Company, which leases retail space at one location in Austin, Texas from the Company. The lease provides for an aggregate annual minimum rent of approximately $0.4 million which the Company received in rental income in fiscal years 2005, 2004 and 2003.

During fiscal year 2004, the Company acquired all of the outstanding stock of Fresh & Wild, which owned and operated seven natural and organic food stores in London and Bristol, England for a total of approximately $20 million in cash and approximately $16 million in Company common stock. John P. Mackey and Walter Robb, executive officers of the Company, each owned approximately 0.2% of the outstanding stock of Fresh & Wild and received proceeds totaling approximately $54,000 and $78,000, respectively, as consideration for their ownership interest.

Compensation Committee Report

The Company’s Compensation Committee is empowered to review and approve on behalf of the full Board of Directors the annual compensation and compensation procedures for the six executive officers of the Company: the Chairman & Chief Executive Officer, the Co-Presidents & Chief Operating Officers, the Executive Vice President & Chief Financial Officer, the Executive Vice President of Growth and Business Development, and the Executive Vice President of Global Support. The Committee also administers the Company’s stock option plans and Team Member stock purchase plan.

Annual executive officer compensation consists of a base salary component and an incentive component. The Company’s publicly stated policy is to limit cash compensation paid to any officer in any calendar year to fourteen times the average salary of all full-time Team Members. All compensation decisions are subject to the implementation of this policy. In addition, the Committee considers numerous factors including the Company’s financial performance, the individual contribution of each executive officer, compensation practices of comparable companies and general economic factors. Stock price performance has not been an important consideration in determining annual compensation because the price of the Company’s common stock is subject to a variety of factors outside the Company’s control.

The base salary levels for the executive officers of the Company were increased 7% in calendar 2005 over calendar 2004. The most significant determinants in the increases were the growth and financial performance achieved by the Company.

All of the Company’s executive officers participate in an incentive compensation plan based primarily on improvement in EVA (Economic Value Added). EVA is a management decision-making tool and incentive compensation system that the Company adopted and began to implement in 1999. The incentive compensation paid to the executive officers for fiscal 2005 was based upon the incremental improvement in the Company’s overall EVA and the number of new stores opened within the development budget during the fiscal year. The incentive compensation paid to the Co-Presidents and Chief Operating Officers for fiscal 2005 was also based on the incremental improvement in EVA achieved by the specific geographic regions of the Company that correspond to the executive’s area of responsibility and the number of new stores opened within the development budget during the fiscal year in those specific geographic regions. Fiscal year 2005 incentive compensation averaged approximately 33% of the total cash compensation earned by the executive officers.

The Company’s executive officers have also received option grants under the Company’s stock option plan. The Committee believes that the grant of options enables the Company to more closely align the economic interest of the executive officers to those of the shareholders. The level of stock option grants to executive officers is based primarily upon their relative positions and responsibilities within the Company. Grants are made on a discretionary rather than formula basis by the Committee.

For calendar 2005, the Committee approved a 4% increase in the base salary of Mr. Mackey, Chairman and Chief Executive Officer of the Company, from $342,000 to $356,000. The increase was intended to recognize Mr. Mackey’s contribution toward the significant growth of the Company and the financial performance of the Company in fiscal 2004. The Committee was also cognizant of the significantly higher level of base salaries paid to chief executive officers of comparable sized companies. During fiscal 2005, Mr. Mackey was awarded options to purchase 17,000 shares of common stock under the Company’s incentive stock option plan.

Compensation Committee

Dr. Ralph Z. Sorenson (Chair)

Dr. John B. Elstrott

Haas Hassan

Morris J. Siegel

Performance Graph

The following graph compares the cumulative total return of the Company’s Common Stock during the last five years with the Nasdaq Stock Market (U.S.) Index® and the S & P Retail Food Chains Index during the same period. The graph shows the value of $100 invested in the Company’s Common Stock or the indices as of the end of September for the last five years, adjusted for any stock splits and assuming the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

PROPOSAL 3 – TO AMEND AND RESTATE THE COMPANY’S ARTICLES OF INCORPORATION,

REDUCING THE AFFIRMATIVE SHAREHOLDER VOTE REQUIRED TO TAKE CERTAIN ACTIONS

Factual Background

The Company is a Texas corporation and as such is governed by the Texas Business Corporation Act (“TBCA”). The TBCA generally provides that the affirmative vote of 2/3rds of the outstanding shares of stock is required for a company to take certain actions including (i) amendments of the articles of incorporation (Art. 4.02A(3)), (ii) adoption of a plan of merger (Art. 5.03E), (iii) approval of the sale of substantially all of the assets of the corporation (Art. 5.10A(4)) or (iv) adoption of a plan of dissolution (Art. 6.03A(3)). Article 2.28D of the TBCA allows a Texas corporation to provide for a lower threshold in its articles of incorporation (but not less than a majority of the outstanding shares) than the 2/3rds affirmative vote threshold that the TBCA would otherwise prescribe.

Given recent changes in corporate governance standards, the Board of Directors now believes that requiring a simple majority vote of the shareholders is more appropriate than requiring a 2/3rds vote. We note that the simple majority standard is in keeping with the laws of Delaware and other jurisdictions known for leadership in the area of corporate law.

Proposed Amendment and Restatement.

With the approval of the Company’s shareholders, the following language will be added to ARTICLE VI of the Company’s Articles of Incorporation:

“If, with respect to any action taken by the shareholders of the corporation, any provision of the Texas Business Corporation Act would, but for this Article VI, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be cast thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the votes entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action.”

Furthermore, with the approval of the Company shareholders, the above change and all prior changes to the Company’s Articles of Incorporation shall be incorporated into Amended and Restated Articles of Incorporation, as set forth on Appendix C.

Vote Required

Approval of the proposed amendment and restatement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE COMPANY’S ARTICLES OF INCORPORATION.

PROPOSAL 4 – SHAREHOLDER PROPOSAL

We recently received a formal shareholder proposal from New England Yearly Meeting of Friends Pooled Funds, P.O. Box 278, Great Barrington, Massachusetts 01230 (the “Proponent”) as lead filer (owner of 900 shares of common stock for at least one year prior to October 31, 2005) and Sierra Club Mutual Funds, 433 California Street, 11th Floor, San Francisco, California 94104, as co-filer (owner of 5,100 shares of common stock for at least one year prior to October 27, 2005.) This shareholder proposal and supporting statement are quoted verbatim below.

We oppose the adoption of the resolution proposed below, as we do not believe it is in the best interests of the Company and its shareholders. We ask shareholders to read our response, which follows the shareholder proposal and supporting statement, and to vote “Against” the adoption of the proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

“Whereas:

Rising energy costs and concerns about energy security, climate change and the burning of fossil fuels are focusing increasing amounts of attention on energy efficiency. The G8 recently agreed to an “Action Plan” to promote energy efficiency and in the US, over 40 bills dealing with energy efficiency were introduced to Congress in the first six months of 2005 alone. Domestic regulations addressing the matter continue to gain momentum. Many of these regulations address the energy efficiency of buildings.

According to estimates by the Environmental Protection Agency, residential and commercial buildings account for approximately 40 percent of energy and 70 percent of electricity consumed in the US each year. In April, a report by the Energy Information Administration found that of the recommendations made by the National Commission on Energy Policy, those regarding new building efficiency standards were among the recommendations with the largest potential impacts on energy production, consumption, prices and fuel imports.

At the federal level, attempts to increase the overall energy efficiency of America’s buildings include the new energy bill, which includes a deduction for energy efficient commercial buildings. At the local level, at least 46 state, county and city governments have adopted policies requiring or encouraging the use of the US Green Building Council’s Leadership in Energy and Environmental Design (LEED) program, which places a heavy emphasis on energy efficiency among other things.

While energy efficient green building may currently appear to be a niche market, broader market and regulatory trends indicate that energy efficient green building considerations are becoming increasingly important. An article on greening retail in Display & Design Ideas recently noted that, “[M]any retailers and designers…say the seeds are in place for this trend to become entrenched in retail design.” According to Nick Axford, head of research and consulting at CB Richard Ellis, “Those who dismiss this as a passing fad or public relations ‘greenwash’ do so at their peril.”

Several large retailers appear to have recognized this already. Target’s most recent corporate responsibility report, states that, “Target puts tremendous focus on best practices for energy efficient building design and operations.” Staples also emphasizes energy efficient design. According to the company’s director of energy and environmental design, “Energy is [its] competitive advantage.”

As concerns about rising energy prices, climate change and energy security continue to increase, we believe the focus on energy efficiency will only intensify. For large retail chains this focus will extend not only to stores but also to the supporting distribution and transportation networks. It is vital that our company be well positioned to compete going forward. Taking action to improve energy efficiency can result in financial and competitive advantages. Ignoring this quickly growing trend could position our company as an industry laggard and expose it to competitive, reputational and regulatory risk.

Resolved:

Shareholders request that the Company assess its response to rising regulatory, competitive, and public pressure to increase energy efficiency and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2006.”

YOUR BOARD OF DIRECTORS’ RECOMMENDATION AGAINST THE PROPOSAL

The Board of Directors recommends a vote AGAINST approval of this Shareholder Proposal because its adoption would require the Company to commit significant time and resources related to a dialog and decisions that are most appropriately placed with the Company’s internal leadership.

Vote Required

Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the meeting and entitled to vote.

Board of Directors Recommendation

FOR THE ABOVE REASON, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

PROPOSAL 5 – SHAREHOLDER PROPOSAL

We recently received another formal shareholder proposal from The Green Century Balanced Fund, C/O Green Century Capital Management, Inc., 29 Temple Place, Suite 200, Boston, Massachusetts 02111 (the “Proponent”) as lead filer (owner of 17,000 shares of common stock for at least one year prior to October 27, 2005) and Jody Shapiro, P.O. Box 231, Amherst, Massachusetts (owner of 100 shares of common stock for at least one year prior to October 31, 2005), Citizens Funds, One Harbour Place, Suite 400, Portsmouth, New Hampshire 03801 (owner of 53,675 shares of common stock for at least one year prior to October 25, 2005), Sanford Lewis, P.O. Box 231, Amherst, Massachusetts 01004-0231 (owner of 37 shares of common stock for at least one year prior to October 20, 2005), Convent Academy of the Incarnate Word, 2930 South Alameda, Corpus Christi, Texas 78404-2798 (owner of at least $2,000.00 worth of common stock for at least one year prior to October 31, 2005) each as co-filers. The shareholder proposal and supporting statement are quoted verbatim below.

We oppose the adoption of the resolution proposed below, as we do not believe it is in the best interests of the Company and its shareholders. We ask shareholders to read our response, which follows the shareholder proposal and supporting statement, and to vote “Against” the adoption of the proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

“REPORT ON ENDOCRINE DISRUPTORS

AND

OTHER TOXIC CHEMICALS

Whereas:

Whole Foods Markets Inc. (WFMI) is a leader in marketing of wholesome foods and nutritional products, including organic products that avoid the use of pesticides and other synthetic ingredients.

Whole Foods Quality Standards state that “We carry natural and organic products because we believe that food in its purest state — unadulterated by artificial additives, sweeteners, colorings, and preservatives — is the best tasting and most nutritious food available….”

Whole Foods has developed a valuable premium brand based on its faithful adherence to these high standards. Whole Foods customers and shareholders expect the company to provide leadership in product purity and to exercise the highest standards in ensuring that the products it sells do not contain harmful synthetic chemicals.

Several products in the marketplace contain chemicals that are known to interfere with hormone signaling and are likely to disrupt human development. One such chemical is Bisphenol A (BPA), which is used in large quantities in polycarbonate (hard plastic) products and can linings. WFMI sells products containing BPA.

Public health monitoring indicates that widespread human exposure to BPA and other endocrine disrupting substances is already at the range demonstrated to cause adverse effects in numerous animal studies. Effects of concern include changes in brain structure, the immune system, male and female reproductive systems, and changes in breast tissue associated with increased rates of breast cancer. Fetuses in utero and infants are at greatest risk of harm from these effects.

Whole Foods has expanded into the United Kingdom, where such major retail competitors as Marks & Spencer and Boots have developed safer alternatives policies. For example, Marks & Spencer’s “Chemicals Strategy” includes among other things, a supplier commitment to exploring alternatives. Boots avoids BPA “where suitable alternative materials are available”.

RESOLVED, Shareholders request that by February 2007, at reasonable cost and omitting proprietary information, the Board publish a report evaluating Company policies and procedures for systematically monitoring and reducing consumer and environmental exposure to endocrine disrupting chemicals, including BPA, and persistent bioaccumulative toxics. The report should summarize the criteria used to evaluate such chemicals, and include options for systematically identifying toxics in stocked products, encouraging suppliers to reduce or eliminate such chemicals and develop safer alternatives, educating WFMI customers about toxics in products, and enhancing WFMI’s leadership reputation by routinely reporting on its progress.

Supporting Statement

According to a recent report, (http://rosefdn.org/liroffreport.pdf), safer alternatives policies such as those of Marks & Spencer and Boots have been adopted by leading consumer products manufacturers and retailers. Cutting edge innovative practices include inventorying chemicals in products using published lists and scientific research; establishing goals and milestones for action, even in the face of scientific uncertainty; providing inducements to suppliers to provide safer products; and publicly disclosing information to consumers and shareholders. Companies have adopted such practices to build public trust, protect brand reputation, and anticipate prospective regulation. Such actions by Whole Foods would underscore our company’s leadership role in providing safe, wholesome products.”

YOUR BOARD OF DIRECTORS’ RECOMMENDATION AGAINST THE PROPOSAL

The Board of Directors recommends a vote AGAINST approval of the Shareholder Proposal because the requested report represents a formidable expense for the Company and certain specified matters are outside of the scope of our normal business activities. Furthermore, we believe the related dialog and decisions are most appropriately placed with the Company’s internal leadership rather than prescribed by an external party.

Despite our opposition to this proposal, the Company is committed to helping our customers protect themselves and their families. The Company is already taking significant action in this area as outlined below:

1) The Company currently follows new research about the endocrine activity (EA) of substances present in plastics, such as bisphenol-A, (BPA) and when we deem appropriate stop the sale of related products and/or provide information to our customers concerning related risks. For example, we recently stopped the sale of BPA-containing baby bottles because of emerging scientific evidence on their risk.

2) The Company has begun the process of examining plastic packaging materials used by us to package foods in our stores. We are evaluating materials on several criteria, including endocrine activity, toxicity, recyclability and functionality. We strive to use materials that protect foods from spoilage with the least risk of other harm.

3) The Company is actively working to avoid materials containing suspected endocrine disrupters where functional alternatives exist. For example, the Company has worked for several years to locate a plastic wrap that is both free of phthalates and effective at preventing spoilage. We are also investigating other alternatives to plastic. Finally, the Company is currently working closely with one of the leading academic researchers on endocrine disruption to analyze the scientific research on this issue and assess the safety of our own packaging materials and products.

Vote Required

Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the meeting and entitled to vote.

Board of Directors Recommendation

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

OTHER INFORMATION

Beneficial Ownership

The following table presents the beneficial ownership of our common stock as of December 13, 2005, except as noted, for (i) each person beneficially owning more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its or his shares.

Name	Number	Shares Owned Percent (1)
FMR Corp. (2)	5,565,227	8%
Jennison Associates LLC. (3)	5,245,434	8%
David W. Dupree	41,118	*
Dr. John B. Elstrott	31,900	*
Glenda Chamberlain	86,883	*
A.C. Gallo	39,070	*
Gabrielle E. Greene	18,078	*
Hass Hassan	33,001
John P. Mackey	602,553	1%
Linda A. Mason	26,500	*
Walter Robb	57,048	*
Morris J. Siegel	19,000	*
Dr. Ralph Z. Sorenson	34,291	*
James P. Sud	97,003	*
Lee Valkenaar	55,631
All 13 directors and officers as a group	1,142,076	2%

*	Indicates ownership of less than 1% of the outstanding shares of the Company’s common stock.
(1)	Shares issuable upon exercise of stock options that are exercisable within 60 days after December 13, 2005, are treated as beneficially owned as follows: Mr. Dupree, 33,672; Mr. Elstrott, 23,000; Ms. Chamberlain, 36,375; Mr. Gallo, 35,064; Ms. Greene, 16,450; Mr. Hassan, 13,000; Mr. Mackey, 28,938; Ms. Mason, 20,500; Mr. Robb, 39,257; Mr. Siegel, 18,500; Mr. Sorenson, 23,000; Mr. Sud, 32,277; Mr. Valkenaar, 49,951; and all directors and executive officers as a group, 608,406.
(2)	Based on information contained in Schedule 13G, as filed on September 30, 2005. The address of such shareholder is 82 Devonshire Street, Boston, Massachusetts 02109-3614.
(3)	Based on information contained in Schedule 13G, as filed on September 30, 2005. The address of such shareholder is 466 Lexington Avenue, 18th floor, New York, New York 10017-3151.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports.

Shareholders’ Proposals

Any proposal that a shareholder of the Company desires to have put to a vote at the 2007 annual meeting of shareholders must be submitted to the Company at its principal executive offices no later than September 22, 2006 and in accordance with related provisions of the Company’s current Bylaws.

APPENDIX A

WHOLE FOODS MARKET, INC.

Audit Committee Charter

WHOLE FOODS MARKET, INC.

Audit Committee Charter

Effective April 4, 2005

Purpose.1 The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for monitoring risks and the Company’s control system, oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and the audits of the Company’s financial statements,2 and other such duties as directed by the Board of Directors. []3The Committee is expected to maintain free and open communication 4 with the independent auditors, the Director of Internal Audit and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

2.	Membership.

2.1 The Audit Committee shall be comprised of at least three members who meet the independence requirements of the NASDAQ Market Place Rules for directors and audit committee members. In addition, no member of the Committee may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.5 Each member of the Committee shall be financially literate and at least one member shall be an “audit committee financial expert,” as defined by Securities and Exchange Commission rules.

2.2 The members of the Committee shall be appointed by and serve at the discretion of the Board of Directors.6 The Board of Directors shall appoint one member of the Audit Committee as Chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda and presiding over the meetings. 7 The Chairperson will also maintain regular communications with the CEO, CFO, Director of Internal Audit and the lead independent audit partner. The Chairperson shall be required to endorse decisions regarding the hiring or termination of the Director of Internal Audit, and should also be appropriately involved in the performance evaluation and compensation decisions related to the Director of Internal Audit.

8

Responsibilities. The Audit Committee’s primary responsibilities include:

[1]	As a best practice, the general format of committee charters should be consistent. The format of this charter has been conformed to that of the Nominating and Governance Committee charter.

[2]	Required charter language under NASDAQ rules, which specify that the audit committee charter must state the committee’s purpose of “overseeing the accounting and financial reporting processes of the issuer and the audits of the financial statements of the issuer.” See NASDAQ Rules 4350(d)(1)(D) and 4350(d)(1)(C).

[3]	This material has been moved under “Membership” and the discussion of the relevant independence criteria has been consolidated. NASDAQ rules now require that audit committee members be financially literate at the time they join the committee; becoming financially literate within a reasonable time thereafter is no longer permitted.

[4]	Addressed below under “Meetings.”

[5]	This is a committee membership requirement. See NASDAQ Rule 4350(d)(2)(A).

[6]	Added for consistency with the Nominating and Governance Committee charter.

[7]	The Board makes committee assignments. Reporting to the Board is addressed below under “Meetings.”

[8]	Moved to end of charter for consistency with the Nominating and Governance Committee charter.

1

•    9

•    Being directly responsible, in its capacity as a committee of the Board of Directors, for the appointment, compensation and oversight of the independent auditor. In so doing, the Committee will request from the auditor a written statement delineating all relationships between the auditor and the Company, and any other relationships that may impact independence, shall discuss with the auditor any relationships that may impact the auditor’s independence, and shall take such actions as are necessary to oversee the auditor’s independence.10 The Committee shall have the sole authority to retain (subject to ratification by the Company’s shareholders),11 terminate when appropriate, and approve the engagement terms of and fees paid to, the independent auditor, which shall report directly to the Committee.12 13

•    Approving in advance all audit and permissible non-audit services to be provided by the independent auditor, and establishing policies for the pre-approval of audit and permissible non-audit services to be provided by the independent auditor.

•    Overseeing the independent auditor relationship by discussing with the auditor the scope and results of the annual audit, and the audit process including coordination with internal audit, 14 receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board of Directors) to report on any and all appropriate matters.

•    Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of areas of judgment, review of audit adjustments whether or not recorded, difficulties encountered in performing the audit and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board of Directors as to the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K.

•    Reviewing with management and the independent auditor the quarterly financial information prior to the Company’s announcement of quarterly results and filing of Form 10-Q and reviewing earnings press releases. 15

•    Reviewing and discussing the adequacy and effectiveness of the Company’s internal control over financial reporting, including reviewing management’s assessment of the effectiveness of internal control over financial reporting as of

[9]	The charter review should be combined with the annual performance evaluation in paragraph 3.17 below. It’s not necessary to address SEC rules that require including the charter as an attachment to the proxy statement every three years, and this is not typically done in the charter.

[10]	Revised to parallel the NASDAQ rule language. See NASDAQ Rule 4350(d)(1)(B). The reference to the Board of Directors should be deleted because it could be viewed as inconsistent with the Sarbanes-Oxley mandate that the audit committee be responsible for overseeing the relationship with the outside auditor.

[11]	Where a company submits the selection of its outside auditor for shareholder ratification, as Whole Foods does, this is typically reflected in the charter because it is considered a good governance practice.

[12]	Under NASDAQ rules, the audit committee charter must specify certain responsibilities mandated by the Sarbanes-Oxley Act, which specifies that the audit committee must have authority to engage the outside auditor and that the auditor must report directly to the committee. See NASDAQ Rules 4350(d)(1)(D) and 4350(d)(3) and SEC Rule 10A-3(b)(2).

[13]	The pre-approval responsibility is broader in that it covers both audit and non-audit services. In addition, the audit committee charter typically addresses the committee’s responsibility to establish a pre-approval policy, which the Whole Foods Audit Committee has done, so that should be reflected here. The discussion of pre-approval has been moved to paragraph 3.3.

[14]	Covered above under paragraphs 3.1 (engaging the auditor) and 3.3 (pre-approval).

[15]

As a best practice, the full committee should review the quarterly financial statements and earnings releases. In addition, since the Audit Committee generally has authority to delegate responsibilities to one or more of its members, there is no need to indicate that the Chairperson can perform this particular responsibility.

2

the end of the most recent fiscal year and the independent auditor’s report on management’s assessment, and reviewing and discussing the adequacy and effectiveness of the Company’s disclosure controls and procedures.16

•    Reviewing the Company’s compliance systems with respect to legal and regulatory requirements and reviewing the Company’s code of conduct and programs to monitor compliance with such code. The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

•    Overseeing the structuring of17 the internal audit function in a manner that achieves organizational independence and permits full and unrestricted access to top management, the audit committee, and the Board of Directors. The Director of Internal Audit reports functionally to the audit committee.

•    Reviewing the internal audit function’s charter and overseeing unrestricted access by internal auditors to records, personnel, and physical properties relevant to the performance of engagements.

•    Reviewing and approving the annual internal audit plan and budget and assessing the appropriateness of resources allocated to internal auditing.

•    Reviewing summary internal audit reports as appropriate throughout the year.

•    18Issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

•    [Reviewing and approving all related party transactions.]19

•    Discussing the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. The Committee shall also discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•    Establishing procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential and anonymous submission of concerns by employees regarding questionable accounting or auditing matters.20

•    Reviewing and reassessing the adequacy of this charter at least annually and performing an evaluation of the Committee’s performance at least annually to assess whether it is functioning effectively.

[16]	The discussion of internal controls should be revised to reflect the broader nature of the audit committee’s responsibility for oversight of internal controls, which is not limited to the annual internal control report filed with the 10-K, and to reflect the audit committee’s responsibility for oversight of disclosure controls. The audit committee should be comfortable that the company has an appropriate control system in place and should review with the outside auditor, management and internal audit the processes and procedures that the company has developed for maintaining and evaluating the effectiveness of internal controls and disclosure controls.

[17]	Avoid making the Audit Committee responsible for “ensuring” anything. This sets an impossible standard and creates a risk of liability.

[18]	Addressed below under “Meetings.”

[19]	Historically, the Audit Committee has overseen conflict-of-interest issues, but Dr. Elstrott has requested that the Nominating and Governance Committee assume responsibility for this area. Because related party transactions are related to conflicts of interest, Whole Foods may want to move responsibility for approving related party transactions to the Nominating and Governance Committee. This would be consistent with NASDAQ rules, which require that the audit committee “or another independent body of the board of directors” review and approve related party transactions. See NASDAQ Rule 4350(h). Appropriate conforming changes to the Code of Ethics will be necessary to reflect the shift in responsibilities from the Audit Committee to the Nominating and Governance Committee.

[20]	Under NASDAQ rules, the audit committee charter must specify certain responsibilities mandated by the Sarbanes-Oxley Act. Accordingly, the discussion of complaint procedures should be more specific so that it tracks the language of the relevant Sarbanes-Oxley requirement. This language contemplates a procedure for employees to submit complaints and concerns anonymously in addition to procedures for third parties to submit complaints and concerns. See NASDAQ Rules 4350(d)(1)(D) and 4350(d)(3) and SEC Rule 10A-3(b)(3).

3

4.	Meetings.

The Audit Committee shall meet at least quarterly, and all Committee members are expected to be present at all meetings. The Committee shall meet separately and periodically with management, the personnel responsible for the internal audit function, and the independent auditor. The Committee shall report regularly to the Board of Directors with respect to its activities.

5.	Outside Advisors.

The Audit Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist it in the performance of its functions and shall receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to any such advisors.21

[21]	Under NASDAQ rules, the audit committee charter must specify certain responsibilities mandated by the Sarbanes-Oxley Act, including the authority to engage and determine funding for independent counsel and other advisors. See NASDAQ Rules 4350(d)(1)(D) and 4350(d)(3). In this regard, the language under “Purpose” is not sufficient because it suggests that the authority to hire outside advisors is limited to investigations.

4

APPENDIX B

WHOLE FOODS MARKET, INC.

Nominating and Governance Committee Charter

Effective June 6, 2005

This Nominating and Governance Committee Charter (the “Charter”) sets forth the purpose and membership requirements of the Whole Foods Market, Inc. Board of Directors (the “Board of Directors”) Nominating and Governance Committee (the “Committee”) and establishes the authority and responsibilities delegated to it by the Board of Directors.

Purpose. The purpose of the Committee is to (i) monitor and oversee matters of corporate governance, including the evaluation of the Board of Directors’ performance and processes and the “independence” of directors, and (ii) select, evaluate and recommend to the Board of Directors qualified candidates for election or appointment to the Board of Directors.

Membership. The Committee consists of three (3) or more members of the Board of Directors. The members of the Committee will be appointed by and serve at the discretion of the Board of Directors. The Board of Directors will appoint one member of the Committee as Chairperson. Each member of the Committee must be an “independent director” as defined in Rule 4200 of the NASDAQ Market Place Rules.

Responsibilities. The Nominating and Governance Committee’s responsibilities include:

Overseeing the Company’s corporate governance practices, including periodically reviewing the Company’s Corporate Governance Principles, and recommending changes to the Board as appropriate.

Reviewing and reporting additional corporate governance matters as necessary or appropriate or as directed by the Chairperson or the Board of Directors.

Reviewing with the Board of Directors annually the qualifications for Board of Directors membership.

Leading the search for identifying, and screening and evaluating qualified candidates for the Board of Directors.

Recommending to the Board of Directors candidates for election to the Board at each annual meeting of shareholders and candidates to be appointed by the Board as necessary to fill vacancies and newly created directorships.

Recommending Board of Directors’ committee assignments and committee chairs to the Board of Directors.

Periodically reviewing and making recommendations to the Board of Directors regarding the size of the Board of Directors.

Annually administering and reviewing with the Board of Directors an evaluation to assess the effectiveness of the Board of Directors, its committees, and individual directors.

Assessing the independence of each director and making recommendations to the Board regarding the independence of directors to assist the Board in making independence determinations, monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions.

At least annually, reviewing and reassessing the adequacy of this charter and participating in an evaluation of the Committee.

Meetings.

Frequency of Meetings. The Committee will meet as often as may be deemed necessary or appropriate, in its judgment, and at least two times each year. The schedule for regular meetings of the Committee will be established by the Committee. The Chairperson of the Committee or the Chairman of the Board of Directors may call a special meeting at any time he or she deems advisable.

1

Minutes. The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors. At each regularly scheduled meeting of the Board of Directors, the Chairperson of the Committee will provide the Board of Directors with a report of the Committee’s activities and proceedings.

5.	Outside Advisors.

The Committee will have the authority to retain such outside counsel, consultants, experts and other advisors as it determines appropriate to assist it in the performance of its functions and will have the sole authority to approve the fees and other terms of engagement.

2

APPENDIX C

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

(With Amendments)

OF

WHOLE FOODS MARKET, INC.

A Texas Corporation

Pursuant to the provisions of the Texas Business Corporation Act, Whole Foods Market, Inc., a Texas corporation (the “Corporation”), hereby adopts these Amended and Restated Articles of Incorporation (the “Restated Articles”), which accurately reflect the original Articles of Incorporation and all amendments thereto that are in effect to date (collectively, the “Original Articles”) and as further amended by such Restated Articles as hereinafter set forth and which contain no other change in any provision thereof.

ARTICLE ONE

The name of the Corporation is Whole Foods Market, Inc.

ARTICLE TWO

The Original Articles of the Corporation are amended by these Restated Articles as follows:

ARTICLE VI is amended and restated in its entirety to read as set forth in ARTICLE VI of the Restated Articles by adding a paragraph to provide for majority shareholder voting on all matters for which the Texas Business Corporation Act would otherwise specify a higher required percentage.

ARTICLE THREE

These Restated Articles have been effected in conformity with the provisions of the Texas Business Corporation Act and the Corporation’s constituent documents, and these Restated Articles and each such amendment made by these Restated Articles were duly adopted and approved by the shareholders of the Corporation as of March 6, 2006.

ARTICLE FOUR

The Original Articles are hereby superseded by the following Restated Articles, which accurately copy the entire text thereof as amended as set forth above:

[Reminder of page intentionally left blank]

1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WHOLE FOODS MARKET, INC.

A Texas Corporation

ARTICLE I

The name of the Corporation is Whole Foods Market, Inc.

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The purpose or purposes for which the Corporation is organized are to transact any and all lawful business for which businesses may be incorporated under the Texas Business Corporation Act.

ARTICLE IV

A.	The Corporation is authorized to issue two classes of shares of capital stock, designated “Common Stock” and “Preferred Stock,” respectively. The aggregate number of shares of Common Stock authorized to be issued is 300,000,000 shares with no par value. The aggregate number of shares of Preferred Stock authorized to be issued is 5,000,000 shares with a par value of $.01 per share. Shares of the Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such designations, preferences, limitations and relative rights, including voting rights, as shall be stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Texas. The Board of Directors, in such resolution or resolutions, may increase or decrease the number of shares within each such series; provided, however, the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued.

B.	No shareholder of the Corporation will, by reason of his holding shares of stock of the Corporation, have any preemptive or preferential rights to purchase or subscribe to any shares of any class of stock of the Corporation, or any notes, debentures, bonds, warrants, options or other securities of the Corporation, whether now or hereafter authorized.

ARTICLE V

Cumulative voting in the election of directors is prohibited.

ARTICLE VI

Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of the shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

2

If, with respect to any action taken by the shareholders of the corporation, any provision of the Texas Business Corporation Act would, but for this Article VI, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be cast thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the votes entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action.

ARTICLE VII

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of not less than One Thousand Dollars ($1,000), consisting of money, labor done, or property actually received.

ARTICLE VIII

The address of the Corporation’s registered office is 1021 Main Street, Suite 1150, Houston, TX 77002, and the name of its registered agent at such address is CT Corporation System.

ARTICLE IX

No director of the Corporation shall be liable to the Corporation or its shareholders for an act or omission in such capacity as a director except liability resulting from:

1. A breach of the director’s duty of loyalty to the Corporation or its shareholders;

2. An act or omission not in good faith that involves intentional misconduct or a knowing violation of the law;

3. A transaction from which the director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

4. An act or omission for which the liability of the director is expressly provided for by a statute; or

5. An act related to an unlawful stock repurchase or payment of a dividend.

ARTICLE X

The number of directors constituting the Board of Directors shall be provided for in the bylaws of the Corporation. The names and addresses of the persons who are now serving as directors of the Corporation are:

NAME	ADDRESS

John P. Mackey	550 Bowie Street Austin, TX 78703

David W. Dupree	550 Bowie Street Austin, TX 78703

Dr. John B. Elstrott	550 Bowie Street Austin, TX 78703

3

Linda A. Mason	550 Bowie Street Austin, TX 78703

Gabrielle E. Greene	550 Bowie Street Austin, TX 78703

Morris J. Siegel	550 Bowie Street Austin, TX 78703

Dr. Ralph Z. Sorenson	550 Bowie Street Austin, TX 78703

Hass Hassan	550 Bowie Street Austin, TX 78703

ARTICLE XI

The Corporation shall, to the full extent permitted by applicable law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation.

[Signature Page Follows]

4

EXECUTED this          day of March, 2006.

WHOLE FOODS MARKET, INC., a Texas corporation

By:
Glenda Chamberlain, Executive Vice President

5

PROXY

WHOLE FOODS MARKET, INC.

The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the “Company”) to be held on March 6, 2006, at 9:00 a.m., CST, at the Hilton Austin, 500 E. 4th Street, Austin, Texas and the Proxy Statement in connection therewith, and (b) appoints John P. Mackey and Glenda (Flanagan) Chamberlain and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS	☐ FOR nominees listed below except as marked to the contrary below
☐ WITHHOLD AUTHORITY to vote for all nominees listed below

DAVID W. DUPREE, DR. JOHN B. ELSTROTT, GABRIELLE E. GREENE, HASS HASSAN, JOHN P. MACKEY, LINDA A. MASON, MORRIS J. SIEGEL, DR. RALPH Z. SORENSON

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2006:

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL TO AMEND AND RESTATE THE COMPANY’S ARTICLES OF INCORPORATION, REDUCING THE AFFIRMATIVE SHAREHOLDER VOTE REQUIRED TO TAKE CERTAIN ACTIONS:

☐ FOR	☐ AGAINST	☐ ABSTAIN

SHAREHOLDER PROPOSAL REGARDING THE COMPANY’S ENERGY USE:

☐ FOR	☐ AGAINST	☐ ABSTAIN

SHAREHOLDER PROPOSAL REGARDING CONSUMER AND ENVIRONMENTAL EXPOSURE TO ENDOCRINE DISRUPTING CHEMICALS:

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP, FOR AMENDING AND RESTATING OF THE COMPANY’S ARTICLES OF INCORPORATION, REDUCING THE AFFIRMATIVE SHAREHOLDER VOTE REQUIRED TO TAKE CERTAIN ACTIONS, AGAINST THE SHAREHOLDER PROPOSAL REGARDING THE COMPANY’S ENERGY USE AND AGAINST THE

SHAREHOLDER PROPOSAL REGARDING CONSUMER AND ENVIRONMENTAL EXPOSURE TO ENDOCRINE DISRUPTING CHEMICALS

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock. The undersigned further hereby ratifies and confirms all of the actions that the proxies named above, their substitutes, or any of them, may lawfully do by virtue of this proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

DATED:

(Print full name of Shareholder)

(Signature of Shareholder)

(Signature if held jointly)

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.